UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 13, 2007

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into a Material Definitive Agreement

On March 7, 2007, Domtar Corporation (the “Company”) completed the previously announced transactions (the “Transactions”) to combine the fine paper business and related assets of Weyerhaeuser Company (“Weyerhaeuser”) with Domtar Inc. (“Domtar”).

Senior Secured Credit Facilities

In connection with the Transactions, the Company, Domtar Paper Company, LLC, and Domtar Inc. entered into a credit agreement, dated March 7, 2007, with JPMorgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., Royal Bank of Canada and The Bank of Nova Scotia, as co-documentation agents, and the lenders from time to time parties thereto, which we refer to in this Form 8-K as the credit agreement. The credit agreement consists of an US$800 million senior secured tranche B term loan facility and an US$750 million revolving loan facility. In connection with the closing of the Transactions, the Company borrowed US$800 million under the tranche B term loan facility and US$60M under the revolving loan facility. The revolving loan facility may be used by the Company, Domtar Paper Company, LLC and Domtar Inc. for working capital needs and for general corporate purposes, and a portion will be available for letters of credit and swingline loans. Borrowings by the Company and Domtar Paper Company, LLC under the revolving loan facility will be made available in U.S. dollars, and borrowings by Domtar Inc. under the revolving loan facility will be made available in U.S. dollars or Canadian dollars and limited to US$150 million (or the Canadian dollar equivalent thereof).

The tranche B term loan facility matures on March 7, 2014, and the revolving loan facility matures on March 7, 2012. The tranche B term loan facility amortizes in nominal quarterly installments (not exceeding one percent of the aggregate initial principal amount thereof per annum) with the balance due on the maturity date.

Amounts drawn under the tranche B term loan facility bear annual interest at either a eurodollar rate plus a margin of 1.375%, or an alternate base rate plus a margin of 0.375%. Amounts drawn under the revolving loan facility by the Company or Domtar Paper Company, LLC bear annual interest at either a eurodollar rate plus a margin of 1.25% to 2.25%, or an alternate base rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving loan facility by Domtar Inc. in US dollars bear annual interest at either a eurodollar rate plus a margin of 1.25% to 2.25%, or an U.S. base rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving loan facility by Domtar Inc. in Canadian dollars bear annual interest at the Canadian prime rate plus a margin of 0.25% to 1.25%. Domtar Inc. may also issue bankers’ acceptances denominated in Canadian dollars which are subject to an acceptance fee, payable on the date of acceptance, which is calculated at a rate per annum equal to 1.25% to 2.25%. The interest rate margins and the acceptance fee are subject to adjustments based on the Company’s consolidated leverage ratio.

The credit agreement contains a number of covenants that, among other things, limit the ability of the Company and the ability of its subsidiaries to make capital expenditures and place restrictions on other matters customarily restricted in senior secured credit facilities, including restrictions on indebtedness (including guarantee obligations), liens (including sale and leasebacks), fundamental changes, sales or disposition of property or assets, investments (including loans, advances, guarantees and acquisitions), transactions with affiliates, hedge agreements, dividends and other payments in respect of capital stock, changes in fiscal periods, environmental activity, optional payments and modifications of other material debt instruments, negative pledges and agreements restricting subsidiary distributions, changes in lines of business, and amendments to the transaction documents to the extent that any such amendment would be materially adverse to the interests of the lenders. For so long as the revolving loan commitments are outstanding, the Company is required to comply with a consolidated cash interest coverage ratio and a consolidated leverage ratio. The Credit Agreement contains customary events of default, provided that non-compliance with the consolidated cash interest coverage ratio or consolidated leverage ratio will not constitute an event of default under the tranche B term loan facility unless it has not been waived or amended by the revolving credit lenders within a period of 45 days after notice.

The Company’s direct and indirect, existing and future, U.S. wholly-owned subsidiaries serve as guarantors of the senior secured credit facilities for any obligations thereunder of the Company and Domtar Paper Company, LLC, subject to exceptions for the U.S. subsidiaries of Domtar Inc. and other agreed exceptions. Domtar Inc.’s direct and indirect, existing and future, wholly-owned subsidiaries, as well as the Company and Domtar Paper Company, LLC and their respective subsidiaries, serve as guarantors of Domtar Inc.’s obligations as a borrower under the senior secured credit facilities, subject to agreed exceptions.

The obligations of the Company and Domtar Paper Company, LLC in respect of the senior secured credit facilities are secured by all of the equity interests of the Company’s direct and indirect U.S. subsidiaries, other than the U.S. subsidiaries of Domtar Inc., and 65% of the equity interests of the Company’s direct and indirect “first-tier” foreign subsidiaries, subject to agreed exceptions, and a perfected first priority security interest in substantially all of the Company’s and its direct and indirect U.S. subsidiaries’ tangible and intangible assets (other than the U.S. subsidiaries of Domtar Inc.). The obligations of Domtar Inc., and the obligations of the non-U.S. guarantors, in respect of the senior secured credit facilities and any hedge agreements or cash management arrangements entered into with a lender thereunder also are secured by all of the equity interests of the Company’s direct and indirect subsidiaries, subject to agreed exceptions, and a perfected first priority security interest, lien and hypothec in the inventory of Domtar Inc., its immediate parent, and its direct and indirect subsidiaries, other than its U.S. subsidiaries.

Director Indemnification Agreements

On March 7, 2007, the Company entered into an indemnification agreement with each of the individuals who became a director upon consummation of the Transactions, including Raymond Royer and Marvin D. Cooper, who are also the Company’s President and Chief Executive Officer and Executive Vice-President and Chief Operating Officer, respectively. Each indemnification agreement provides that the Company will indemnify and hold harmless the individual (the “Indemnitee”) to the fullest extent permitted by Delaware law against losses incurred by reason of the fact that the Indemnitee is a director, officer, employee or agent of the Company. In addition, the Company will advance to the Indemnitee certain expenses incurred by the Indemnitee in defending against an indemnifiable claim. The Indemnitee agrees to repay to the Company all amounts advanced to the Indemnitee by the Company if the Indemnitee is ultimately determined not to be entitled to indemnification in respect of such claim.

Transition Services Agreement

In connection with the closing of the Transactions, Domtar Paper Company, LLC and Domtar Pulp and Paper Products Inc. entered into a transition services agreement with Weyerhaeuser and Weyerhaeuser Company Limited pursuant to which Weyerhaeuser and Weyerhaeuser Company Limited, or certain third parties with whom Weyerhaeuser has a contractual arrangement, have agreed to provide services to the Company relating to finance and administration, human resources, payroll and information technology and any other areas as they agree to enable the Company to manage an orderly transition in its operation of the Weyerhaeuser Fine Paper Business.

Under the transition services agreement, Weyerhaeuser and Weyerhaeuser Company Limited have agreed to provide services that are of substantially the same nature and quality that Weyerhaeuser and Weyerhaeuser Company Limited provided for the Weyerhaeuser Fine Paper Business during the twelve-month period prior to March 7, 2007, at substantially the same priority levels that such services had been accorded during such twelve-month period. In addition to the specific services listed in the transition services agreement, the Company may request additional services from Weyerhaeuser and Weyerhaeuser Company Limited, which services are to be provided at cost. The transition services agreement will terminate when all of the terms of the services have expired or otherwise terminated.

The parties have agreed to use their reasonable best efforts to cooperate with and assist each other in connection with phasing out the services as soon as practicable. Weyerhaeuser and Weyerhaeuser Company Limited have agreed to provide the Company such support as necessary for phasing out the services at specified hourly rates (or if not specified, at cost), including support related to the transition of third party systems.

Generally, the transition services are initially priced at cost but the prices paid to Weyerhaeuser will be subject to an escalating cost structure. With respect to finance, administration, human resources and payroll services, the service fee will increase by 25% after 6 months and by 50% after 12 months. With respect to information technology services, the service fee will increase by 25% after 18 months and by 50% after 24 months.

Supply Agreements

The Company and Weyerhaeuser, or their respective subsidiaries, have entered into a pulp distribution agreement, a pine chip supply agreement, a pine in-woods chip supply agreement, a pine and hardwood roundwood supply agreement and a hog fuel supply agreement relating to the Plymouth, North Carolina facilities, a pine chip supply agreement, a pine and armory hardwood roundwood supply agreement and a slush pulp sales agreement relating to the Columbus, Mississippi facilities, a pulp distribution agreement, an agency agreement and a fiber supply agreement relating to the Kamloops, British Columbia facilities, as well as several other supply agreements relating to the

Canadian facilities, including fiber supply agreements pursuant to which Weyerhaeuser has agreed to supply fiber to the Company’s mills in Kamloops, British Columbia and Prince Albert, Saskatchewan, fiber supply agreements pursuant to which the Company has agreed to supply fiber to Weyerhaeuser’s mills in Carrot River and Hudson Bay in Saskatchewan and Kenora, Ontario and a hog fuel supply agreement pursuant to which Weyerhaeuser has agreed to supply hog fuel to the Company’s mill in Dryden, Ontario.

Pursuant to the Plymouth pulp distribution agreement, Weyerhaeuser has agreed to purchase from the Company 130,000 air dry metric tons of pulp from the Company’s Plymouth, North Carolina mill for a period commencing on March 5, 2007 and ending on December 31, 2007.

Pursuant to the Plymouth pine chip supply agreement, Weyerhaeuser has agreed to supply approximately 350,000 tons of softwood residual chips annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Plymouth pine in-woods chip supply agreement, Weyerhaeuser has agreed to supply approximately 120,000 tons of in-wood produced chips annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Plymouth pine and hardwood roundwood supply agreement, Weyerhaeuser has agreed to supply approximately 101,000 tons of hardwood roundwood annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Plymouth hog fuel supply agreement, Weyerhaeuser has agreed to supply approximately 106,000 tons of hog fuel annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Columbus pine chip supply agreement, Weyerhaeuser has agreed to supply an amount of softwood chips sufficient to allow the Company to produce between 210 and 230 air dry tons per day of thermo mechanical pulp for purposes of its coated ground wood operations at the Company’s Columbus, Mississippi mill for a period commencing at March 7, 2007 and ending on May 31, 2007.

Pursuant to the Columbus pine and armory hardwood roundwood supply agreement, Weyerhaeuser has agreed to supply approximately 64,000 tons of pine roundwood and approximately 14,000 tons of hardwood roundwood annually to the Company’s Columbus, Mississippi mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Columbus slush pulp sales agreement, Weyerhaeuser’s Columbus, Mississippi pulp mill has agreed to provide 74,293 tons per year of slush pulp to the Company’s Columbus, Mississippi coated roundwood mill at a market price adjusted for freight allowances, avoided bale and processing costs and a market-based discount for a period of one year, subject to annual renewal.

Pursuant to the Kamloops pulp distribution agreement, Weyerhaeuser has agreed to purchase from the Company 64,900 air dry metric tons of pulp from the Company’s Kamloops, British Columbia mill for a period commencing on March 5, 2007 and ending on June 3, 2007.

Pursuant to the Kamloops agency agreement, Weyerhaeuser has agreed to serve as a sales agent for pulp produced at the Company’s Kamloops, British Columbia mill for a period commencing on June 3, 2007 (or the earlier termination of the Kamloops pulp distribution agreement) and ending on December 31, 2007.

Pursuant to the Kamloops fiber supply agreement, Weyerhaeuser’s Kamloops, British Columbia sawmill has agreed to supply to the Company’s Kamloops, British Columbia pulpmill all the softwood chips and mini-chip produced by the sawmill and all the hog fuel produced by the sawmill for the first five years for an initial term of 20 years commencing on March 7, 2007 at a price to be negotiated.

Pursuant to the other Canadian supply agreements, Weyerhaeuser has agreed to supply fiber and hog fuel to the Company’s mills in Dryden, Ontario, Kamloops, British Columbia and Prince Albert, Saskatchewan and the Company has agreed to supply fiber to Weyerhaeuser’s mills in Carrot River and Hudson Bay in Saskatchewan and Kenora, Ontario. The term of such Canadian supply agreements is 20 years. The volume of fiber and hog fuel to be supplied in any year is expected to be similar to the volumes supplied during the preceding five years. Actual volumes will be determined annually. Increases or decreases of allowable harvest under the relevant forest licenses will be shared proportionately among the Company and Weyerhaeuser. Prices will be negotiated in advance based on fair market value taking into account prevailing local market price for similar fiber or hog fuel on similar terms and other factors.

Site Services Agreements

The Company and Weyerhaeuser, or their respective subsidiaries, have entered into site services agreements with respect to certain facilities that are owned in part by Weyerhaeuser or its subsidiaries and in part by the Company or its subsidiaries after March 7, 2007.

Columbus, Mississippi Mill

Pursuant to site services agreements relating to the Company’s Columbus, Mississippi coated groundwood mill, Weyerhaeuser has agreed, subject to certain conditions, to provide the Company with certain products and services, including use of the general parking lot and entrance road, gate security, use of a chip truck dumper, use of Lake Ziegler in the event of a spill, emergency response and use of telephone and date lines on a temporary basis and road maintenance, use of contractor parking lot, fire water and steam, electricity, gas, air and water and effluent handling services on a perpetual basis, in each case at an agreed upon price. The Company retains an undivided interest in certain facilities at Columbus allowing it to transmit utilities for use at the Company’s mill on a perpetual basis, at no additional charge. In addition, pursuant to the site services agreements, the Company has agreed, subject to certain conditions, to provide to Weyerhaeuser with certain products and services, including log bark on a temporary basis and screen fines and return steel condensate on a perpetual basis, in each case at an agreed upon price.

The site services agreements relating to the Columbus, Mississippi coated groundwood mill will terminate when the terms of the services have expired or otherwise been terminated.

Plymouth, North Carolina Mill

Pursuant to site services agreements relating to the Company’s Plymouth, North Carolina mill, the Company has agreed, subject to certain conditions, to provide Weyerhaeuser with certain products and services, including steam and security on a temporary basis and use of access road, access to exercise facilities, storeroom data, office space for third party first aid provider, fire water pump station, stormwater handling services and effluent, landfill and waste handling services on a perpetual basis, in each case at an agreed upon price. Weyerhaeuser retains an undivided interest in certain facilities at Plymouth allowing Weyerhaeuser to transmit electricity, telecommunications and other utilities for use at Weyerhaeuser’s sawmill on a perpetual basis, at no additional charge. In addition, pursuant to the site services agreements, Weyerhaeuser has agreed to maintain the border ditch and certain steam lines on a perpetual basis, at no additional charge. Weyerhaeuser also has agreed to provide the Company electricity for use at the mill under Weyerhaeuser’s contract with a third party supplier on a temporary basis.

The site services agreements relating to the Plymouth, North Carolina mill will terminate when the terms of the services have expired or otherwise been terminated.

Kamloops, British Columbia Mill

Pursuant to a site services agreement relating to the Company’s Kamloops, British Columbia mill, Weyerhaeuser has agreed to allow the Company to use Weyerhaeuser’s weigh scales in exchange for access to the Company’s gravel pit for an indefinite period of time. Weyerhaeuser also has agreed to provide the Company with required leases and rights-of-way upon the governmental approval of the division of the site and to convey ownership of the Arrow Transport real property in exchange for a future 20 acre landfill site and access to such future site. In addition, the Company has agreed to provide Weyerhaeuser use of the current landfill, haul road and the emergency exit route, in each case at an agreed upon price. Weyerhaeuser also will have access to (and will reimburse the Company for) natural gas under the Company’s contract with a third party supplier.

The site services agreement relating to the Company’s Kamloops, British Columbia mill will terminate when the terms of the services have expired or otherwise been terminated.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant

The information in Item 1.01 of this Form 8-K concerning the credit agreement is hereby incorporated in this Item 2.03.

ITEM 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

The consummation of the Transactions resulted in the occurrence of a “Change of Control Triggering Event” as defined in the indenture with respect to Domtar Inc.’s outstanding US$125 million 9.5% Debentures due 2016 as a result of (i) a party becoming the holder of more than 35% of the outstanding common shares of Domtar Inc. and (ii) a rating decline within 90 days after the public announcement of the Transactions as a result of a change in methodology by Moody’s Investor Services for rating North American forest product companies. Consequently, Domtar Inc. is required to offer to purchase the outstanding debentures at 101% of the principal amount thereof in accordance with the terms of the indenture.

ITEM 3.02	Unregistered Sales of Equity Securities

In connection with the Transactions, the Company and Domtar Inc. consummated a plan of arrangement (the “Arrangement”) in accordance with Section 192 of the Canada Business Corporation Act. Pursuant to the terms of the Arrangement, on March 7, 2007, the Company issued 155,947,032 shares of common stock, $0.01 par value per share, to former holders of Domtar Inc. common shares in an exchange of shares on a one-for-one basis. The Arrangement was effected in compliance with the exemption from the Securities Act’s registration requirements afforded by section 3(a)(10) of the Securities Act and Revised Staff Legal Bulletin No. 3 (CF) (“SLB 3”). The Company satisfied the conditions set forth in SLB 3 for the availability of the exemption under section 3(a)(10), including: (i) the shares of Company common stock issued pursuant to the Arrangement were issued solely in exchange for securities of Domtar Inc. and (ii) the Arrangement was reviewed and approved by the Superior Court of Quebec.

A description of the Company’s common stock is included in Domtar’s Registration Statement on Form 10, as filed with the SEC on November 21, 2006 and amended by Amendment No. 1 dated January 9, 2007, Amendment No. 2 dated January 26, 2007 and Amendment No. 3 dated February 1, 2007.

ITEM 3.03	Material Modification to Rights of Security Holders

The credit agreement prohibits the payment of dividends and other restricted payments on the Company’s capital stock, subject to customary exceptions. So long as no default or event of default under the credit agreement has occurred and is continuing or would result therefrom, the Company may pay dividends and make other restricted payments on its capital stock in an amount not to exceed US$50,000,000 in any fiscal year, commencing with the fiscal year ending December 31, 2008. This amount is increased to US$100,000,000 on the first date on which the Company’s consolidated leverage ratio is equal to or less than 2.75 to 1.00, is increased to US$150,000,000 on the first date on which the Company’s consolidated leverage ratio is equal to or less than 2.50 to 1.00, and the restriction on dividends and other restricted payments ceases to apply on the first date on which the Company’s consolidated leverage ratio is equal to or less than 2.00 to 1.00.

ITEM 4.01	Changes in Registrant’s Certifying Accountant

(a) On March 7, 2007, KPMG LLP (“KPMG”) was dismissed as principal accountants for the Company (formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of Weyerhaeuser Company) effective upon the completion of the audit of the financial statements of the Weyerhaeuser Fine Paper Business (a business unit of Weyerhaeuser Company and the predecessor of the Company) as of and for the year ended December 31, 2006, and the issuance of KPMG’s report thereon. KPMG LLP has been the Company’s principal accountants since its incorporation in August, 2006. The decision to change accountants was approved by the audit committee of the Board of Directors of the Company (the “Board”) on March 7, 2007.

The audit reports of KPMG on the balance sheet of Domtar Corporation as of December 31, 2006 and the combined balance sheets of the Weyerhaeuser Fine Paper Business (a business unit of Weyerhaeuser Company) as of December 25, 2005 and December 26, 2004, and related combined statements of operations, Business Unit equity, and cash flows for each of the years in the two-year period ended December 25, 2005, did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from August 2006 through December 31, 2006, and the subsequent interim period through March 7, 2007 with respect to Domtar Corporation, and during the two fiscal years ended December 25, 2005, and the subsequent interim period through March 7, 2007 with respect to Weyerhaeuser Fine Paper Business (a business unit of Weyerhaeuser Company), there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to such subject matter in connection with their reports, or (2) any events that occurred that could constitute a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K.)

A letter from KPMG is filed as Exhibit 16 to this Form 8-K.

(b) The Company has appointed PricewaterhouseCoopers LLC (“PWC”) as principal accountant to audit the Company’s financial statements beginning with the financial statements as of and for the year ended December 30, 2007. The engagement of PWC was approved by the audit committee of the Board on March 7, 2007.

Since its incorporation in August 2006, the Company has not consulted PWC regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did PWC provide written or oral advice to the Company that PWC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions), or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

ITEM 5.02(e)	Compensatory Arrangements of Certain Officers

Named Executive Officer Base Salary. On March 7, 2007, the Board, on recommendation of the Human Resources Committee of the Board, adopted the following changes to the base salary of its named executive officers:

The annual base salary for the Company’s principal executive officer, Raymond Royer, will be CDN $1,100,000. The annual base salary for the principal operating officer, Marvin Cooper, will be U.S. $660,000. The annual base salary for the Company’s principal financial officer and principal accounting officer, Daniel Buron, will be CDN $400,000.

Directors Compensation Policy. On March 7, 2007, the Board adopted the following Directors Compensation Policy applicable to the Company’s non-employee Directors for the calendar year ended December 31, 2007 and each full calendar year of participation on the Board thereafter:

	All Non-Executive Board Members	Chairman of the Board
Annual cash retainer	$70,000	$120,000
Equity grant	$70,000	$120,000
Total	$140,000	$240,000
Other Elements
Form of equity grant	Deferred Stock or Units
Committee Chair retainers (1)	$30,000 Audit, $20,000 Compensation, $10,000 other
Audit Committee retainer	$10,000 for all members (excluding Audit chair)
Minimum stock ownership	$350,000 (valued at greater of cost or market)
Additional Fees for High Frequency Board Meetings	Additional per diem of $1,500 if the number of substantive Board meetings in a year exceeds 10

(1)	The Chairman of the Board is not entitled to additional committee retainers

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibit 16: Letter of KPMG LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/s/ Razvan L. Theodoru
Name:	Razvan L. Theodoru
Title:	Vice-President and Secretary

Date: March 13, 2007

Exhibit Index

Exhibit No.	Exhibit

16	Letter of KPMG LLP